SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to d 240.14a-11(c) or d 240.14a-12

JLG INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)



(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[  ] $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4)  Proposed maximum aggregate value of transaction:

      Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

      2)  Form, Schedule or Registration Statement No:

      3)  Filing Party:

      4)  Date Filed:






October 11, 1995



Dear Fellow Shareholder:

The Annual Meeting of Shareholders of JLG Industries, Inc. will be held on Monday, November 20, 1995, at 4:30 p.m. at the Company's headquarters in McConnellsburg, Pennsylvania. The Board of Directors and management urge you to attend this Meeting to give us the opportunity to meet you personally, to allow us to introduce you to the key personnel responsible for the management of your Company, and to answer your questions.

At the Meeting you will be asked to elect eight directors and to ratify the selection of independent auditors for the ensuing year. You will also be asked to ratify an earlier amendment and consider a proposed amendment to the Company's Articles of Incorporation to increase the Company's authorized capital stock to thirty-five million shares.

An update on recent developments and a review of the Company's operations and financial performance for the 1995 fiscal year will be presented at the Meeting. In addition, we will inform you of our business plans and expectations for the future. We will also salute the Company's co-founder, Paul K. Shockey, who, after 26 years of faithful service, is retiring from the Board and the position of Company Secretary.

We hope that you will be able to attend the Meeting in person. Whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy card in the postage-paid return envelope provided. It is important that your shares are represented and voted at the Meeting.

On behalf of the Board of Directors, I wish to thank you for your cooperation and continued support.

Sincerely,

JLG INDUSTRIES, INC.




L. David Black
Chairman of the Board,
President and Chief Executive Officer







	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

 	Monday, November 20, 1995



The Annual Meeting of Shareholders of JLG Industries, Inc. will be held at the Company's headquarters in McConnellsburg, Pennsylvania, on Monday, November 20, 1995, at 4:30 p.m. EST for the following purposes:

	1.  To elect a board of eight directors of the Company to hold office until the next Annual Meeting of shareholders and until their successors shall be elected and qualified.

	2.  To ratify the selection of independent auditors for the 1996 fiscal year.

	3.  To ratify an earlier amendment and consider a proposed amendment to the
     Company's Articles of Incorporation to increase the Company's authorized capital stock to thirty-five million (35,000,000) shares.

	4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has designated the close of business on October 11, 1995, as the record date for the determination of shareholders entitled to vote at the Annual Meeting and any adjournments thereof.

It is important that your shares are voted at the Annual Meeting. Whether or not you plan to attend in person, we urge you to take a moment now to exercise your right to vote by signing, dating and mailing the proxy card(s) found in the address pocket of the mailing envelope. If you hold shares in more than one account, then you will receive more than one card.
Please sign, date and mail each card received to assure that all of your shares will be represented and voted at the Annual Meeting. Your proxy is revocable up to the time it is voted, and you may vote in person at the Annual Meeting even though you have previously submitted proxy.

A copy of the Company's 1995 Annual Report to Shareholders is enclosed for your review.


								Paul K. Shockey
								Secretary






	JLG INDUSTRIES, INC.
	JLG Drive
	McConnellsburg, PA 17233


	PROXY STATEMENT


	FOR THE 1995 ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 20, 1995


	GENERAL

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of JLG Industries, Inc. (the "Company") of proxies to be voted at the 1995 Annual Meeting of Shareholders of the Company to be held at the Company's headquarters in McConnellsburg, Pennsylvania on November 20, 1995.

A proxy may be revoked by the person giving the proxy at any time prior to the close of voting. Prior to the Annual Meeting, a proxy may be revoked by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. During the Annual Meeting, a proxy may be revoked by filing a written revocation or a duly executed proxy bearing a later date with the Secretary of the Annual Meeting prior to the close of voting.

All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, the officers, directors, or other employees of the Company, as yet undesignated, and without compensation other than their regular compensation, may solicit proxies in person or by other appropriate means if authorized and if deemed advisable.

As of October 11, 1995, the record date for the Annual Meeting as set by the Board of Directors, there were 14,304,018 shares of Capital Stock issued and outstanding. Each share of Capital Stock entitles the holder to one vote at the Annual Meeting. There are no other voting securities of the Company.





	This Proxy Statement is dated October 11, 1995.




		ELECTION OF DIRECTORS

The persons named in the following table have been nominated by the Board of Directors for election as directors at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until their successors shall be elected and qualified. Directors are elected by a plurality of the votes cast.

Nominees for Directors

                               Director	 Background
Name	                    Age   Since     Information
L. David Black           58    1990      Chairman of the Board, President and Chief
                                         Executive Officer; prior to 1993, President and
                                         Chief Executive Officer; prior to 1991, President
                                         and Chief Operating officer.

Charles H. Diller, Jr.   50    1984      Executive Vice President and Chief Financial
                                         Officer.

George R. Kempton        61    1993      Chairman of the Board and Chief Executive
                                         Officer, Krsor Industrial Corporatio.  Director,
                                         Simpson Industries, Inc. and Guardsman
                                         Products, Inc.

James A. Mezera          65    1984      Vice President, Komatsu Dresser Company.

Gerald Palmer            50    1994      Vice President, Technical Services Division,
                                         Caterpillar, Inc.; prior to 1992, Director of Technical
                                         Services, Technical Services Division, Caterpillar,
                                         Inc.; prior to 1991, President, Conek S.A. de C.V.
                                         (Caterpillar, Mexico).

Stephen Rabinowitz       52    1994      President and Chief Executive Officer, General
                                         Cable Corporation; prior to 1994, President,
                                         AlliedSignal Braking Systems, AlliedSignal, Inc.;
                                         prior to 1993, Vice President and Group Executive,
                                         GE Electrical Distribution and Control, General
                                         Electric Company.

Thomas C. Wajnert        52    1994      Chairman of the Board and Chief executive
                                         Officer, AT&T Capital Corporation.

Charles O. Wood, III     57    1988      President, Wood Holdings, Inc., a private
                                         investment firm.  Chairman of the Board, Boston
                                         Private Bancorp.

Each nominee for director listed above has been employed in the capacity noted for more than five years, except as indicated. There are no family relationships among any of the above-named directors.




Board of Directors

The Company's Board of Directors held six meetings during the 1995 fiscal year. During that time, each director attended at least seventy-five percent of the aggregate of (i) the number of meetings of the Board and (ii) the number of meetings held by all committees of the Board on which he served.

The Board of Directors has established Audit, Compensation and Nominating Committees to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during the 1995 fiscal year are described below.

The Audit Committee, currently consisting of Messrs. Kempton (Chairman), Palmer, Rabinowitz, Shockey and Wood, who are all outside directors, met two times during the 1995 fiscal year. Its functions include recommending the selection of the independent auditors; conferring with the independent auditors and reviewing the scope and fees of the prospective annual audit and the results thereof; reviewing the Company's annual report to shareholders and annual filings with the Securities and Exchange Commission;
reviewing the adequacy of the Company's internal audit function, as well as the accounting and financial controls and procedures; and approving the nature and scope of nonaudit services performed by the independent auditors.

The Compensation Committee, currently consisting of Messrs. Kempton, Mezera, Wajnert and Wood (Chairman), who are all outside directors, principally evaluates the performance of the Chief Executive Officer; reviews his evaluation of the other officers' performance; recommends compensation arrangements for all officers of the Company, including salaries, bonuses and other supplemental compensation programs; administers the Company's incentive option plan; and reviews all other officer-related benefit plans. The Compensation Committee held four meetings during the 1995 fiscal year.

The Nominating Committee, currently consisting of Messrs. Kempton, Mezera (Chairman) and Wood, who are all outside directors, held four meetings during fiscal 1995. The Nominating Committee is responsible for (1) identifying and recommending to the Board appropriate areas of expertise to be represented on the Board; (2) seeking out qualified candidates to fill
Board positions; (3) reviewing and recommending the slate of directors to be submitted for election by the shareholders at each annual meeting; (4) recommending to the Board appropriate deadlines for receiving shareholder nominations of directors and reviewing any such shareholder nominations to determine whether they comply with substantive and procedural requirements;
and (5) evaluating the performance of current directors. Nominations, other than those by or at the direction of the Board, may be made pursuant to written notice received by the Secretary of the Company at the principal executive offices of the Company no later than ninety days prior to the date of the annual meeting. Such notice must be accompanied by written statements signed by each person so nominated setting forth all information in respect of such person required by Items 401, 403 and 404 of Regulation S-K promulgated by the Securities and Exchange Commission and stating that such person consents to such nomination and consents to serve as director of the Company if elected.

The Board of Directors has also established a standing Executive Committee.

Directors who are not employees of the Company receive compensation for their services as directors. Each such director currently receives a $16,000 annual retainer ($10,000 prior to March, 1995) and each committee chairman a $1,000 annual retainer for service as a committee chairman. In addition, each such director receives $1,000 and $850, respectively, for each Board meeting or committee meeting attended. (Prior to March 1995, fees for board and committee meetings attended were $800.) Directors are also reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings and for other services rendered as a director. Directors who are employees of the Company do not receive additional compensation for services as a director.

The JLG Industries, Inc. Directors Stock Option Plan provides for annual grants to each non-employee director of a single option to purchase 6,000 shares of the Company's Capital Stock provided the Company earned a net profit, before extraordinary items, for the prior year. To adjust for recent stock splits, during 1995 the Board of Directors approved an increase in the number of shares from 2,000 to 6,000. Had the adjustment been in proportion to the stock splits, the number of shares would have been increased to 8,000.
All share and per share amounts included in this proxy have been restated to reflect the September 7, 1995 and February 23, 1995 two-for-one stock splits.

The Company has a Directors' Deferred Compensation Plan which entitles each eligible director to defer the receipt of fees payable for services as a director. Any director who is not an employee of the Company is eligible to participate in the plan. Mr. Mezera elected to participate in the plan during fiscal 1995. Payments deferred under the plan accrue interest at the prime rate in effect from time to time.


VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth, as of October 3, 1995, the beneficial ownership of the Company's Common Stock by (i) each director or nominee for director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation", and
(iii) all directors and executive officers of the Company as a group. All ownership information is based upon filings made by such persons with the Securities and Exchange Commission ("Commission") or upon information provided to the Company.

	Amount and Nature of Beneficial Ownership

                                               Acquirable
Name of Person                  Currently      Within 60    Percent of
or Group (1)                    Owned(2)       Days         Class (3)
Paul K. Shockey                 518,848          8,000      3.7%
Charles O. Wood, III            133,420 (4)     16,000      1.0%
Charles H. Diller, Jr.           55,196         15,200
L. David Black                   42,192 (5)     35,332
Raymond F. Treml                 38,920         20,400
Michael Swartz                    9,238         16,800
George R. Kempton                 6,000         12,000
Gerald Palmer                     4,000          9,664
Larry J. Weber                    2,410          8,400
Stephen Rabinowitz                               8,000
James A. Mezera                                  8,000
Thomas C. Wajnert
All directors and executive
officers as a
group (12 persons)              810,224        167,484       6.9%

(1)	The address of each of the named persons is c/o JLG Industries, Inc., 1 JLG
Drive, McConnellsburg, PA 17233.

(2)	Each person listed has advised the Company that, except as otherwise indicated, such person has sole voting and sole investment power with respect to the shares indicated.

(3)	Percentages are not shown where less than 1.0%.

(4)	Includes 13,420 shares owned by a family trust.

(5)  Includes 1,200 shares owned by spouse.

During June 1995, Mr. Mezera filed with the Securities and Exchange Commission a Form 4 disclosing a previously unreported share disposition.

The following table sets forth the only stockholders known to the Company, as of October 3, 1995, to be the beneficial owners of more than five percent of the outstanding shares of the Company's Common Stock, based solely upon information supplied by such shareholders in filings with the Commission on a
Schedule 13D or a Schedule 13G.

	                                   Amount and
	                                   Nature of              Percent of
Name and Address                    Beneficial Ownership   Class
FMR Corp.	                          888,400 (1)            6.3%
82 Devonshire Street
Boston, MA 02109

Dimensional Fund Advisors	          490,000 (2)            5.5%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

(1) Based on Schedule G dated February 13, 1995 filed by FMR Corp., its wholly-owned subsidiary Fidelity Management & Research Company is the beneficial owner of 832,400 shares of the Company as a result of acting as investment advisor to several registered investment companies. According to FMR Corp.'s filing, no one person's interest in such common stock of the Company is more than five percent of the total outstanding shares.

(2) As reflected in a report on Schedule 13G dated February 9, 1995 filed by Dimension Fund Advisors Inc., a registered investment advisor, which shares are held in portfolios of DFA Investment Dimensions Group Inc. and the DFA Investment Trust Company, registered open-end investment companies, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimension Fund Advisors Inc. serves as investment manager.


	EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Executive Compensation Policies

The Company's executive compensation programs are designed to retain or attract qualified executives to manage implementation of the Company's business plans and to provide appropriate incentives, based principally on objective criteria, that link compensation to Company performance. The Compensation Committee, which is composed entirely of non-employee directors, reviews executive compensation levels annually and recommends for Board consideration an annual compensation package for each executive officer comprised of base salary and target cash bonuses pursuant to an incentive bonus plan. The target cash bonuses are awarded on the basis of individual performance objectives and the Company's achieving targeted levels of return on average shareholders' equity and other performance objectives. The Committee also determines annually for each executive officer appropriate levels of stock options or other stock-based awards under the Company's Stock Incentive Plan. In granting stock options, the Committee considers the cash value of such awards based on the Black-Scholes valuation method. The Committee believes the stock-based awards provide incentives for executive management to promote long-term shareholder value.

Total compensation available in the combined package for each officer will generally be set based on the Company's financial condition and performance objectives and comparisons to the preceding year's package and median compensation levels for comparable positions reflected in broad-based industry surveys provided to the Committee by independent compensation consultants. The Committee believes that the market for skilled senior management is not limited to capital equipment manufacturers and that a broad industry comparison offers a better basis for establishing annual compensation packages than comparison to executive compensation paid by firms included in the Peer Industry Group identified in the Performance Graph included in this Proxy Statement.

Compensation for Fiscal Year 1995

Compensation paid to the Company's executive officers in fiscal year 1995 consisted of a base salary and a year-end cash bonus. In addition, for fiscal 1995 the Committee also awarded stock options and restricted share awards under the Company's Stock Incentive Plan.

For fiscal 1995 the Company reported record sales and profits. In addition, for the twelve months, the Company's share price doubled, adjusted for the February 1995 2-for-1 stock split. Based on this performance, the Committee recommended and the Board approved salary level increases for executive officers as well as cash bonuses under the Company's incentive bonus plan.
For all executive officers except Mr. Black, the Committee considered and approved, with certain adjustments, salary increases recommended by Mr. Black based on his assessment of those officers' successes in meeting specific performance objectives and their relative contributions to the Company's accomplishments. With respect to the cash bonuses, the Committee considered and approved bonuses determined pursuant to the incentive bonus plan. With the bonuses, total cash compensation for executive officers as a group was between the 50th and 75th percentile reflected in the survey data provided to the Committee by the consulting firm of Towers Perrin.
Without the bonuses, cash compensation for executive officers as a group would have been slightly below the median.

The Committee also considered and approved performance criteria and target bonuses for the fiscal 1996 incentive bonus plan. Bonus awards for fiscal 1996 will be determined on the basis of many of the same factors as the fiscal 1995 plan; however, in assessing performance of the Company, the Committee will consider other factors in addition to return on average shareholders' equity. The fiscal 1996 plan also provides the Committee greater latitude to vary awards based on individual performance and on unplanned or unforeseeable extraordinary events that may affect the Company's performance.

Finally, the Committee considered and approved the grant of stock options and restricted shares for the executive officers as recommended by Mr. Black on the basis of his evaluation of their performance and ability to contribute to the Company in the future. In granting the restricted share awards, the Committee acknowledged that the Company's return on average shareholders' equity for fiscal 1995 substantially exceeded the top target contemplated for that measure by the incentive bonus plan.

Chief Executive Officer Compensation

The Committee believes Mr. Black's leadership has been instrumental in strengthening the Company and achieving recent record financial results. In a rapidly growing and highly competitive market, Mr. Black has led the Company's dedication to satisfying customer needs while simultaneously streamlining manufacturing operations to improve efficiency. For the longer term, he has developed strategic plans to continue the Company's rapid growth.

In fiscal 1995, the Company exceeded virtually every objective of its annual plan. In addition to setting new sales and earnings records and doubling net income compared to the prior year, total return on the Company's stock grew 105%, while the total return of its Peer Industry Group increased 23% and the NASDAQ Market Index increased 22%.

In view of these results, the Committee, in fiscal 1995, recommended and the Board approved an 17% increase in Mr. Black's salary for fiscal 1996 from $253,000 to $300,000. The Committee also recommended and the Board approved payment to Mr. Black of a $177,106 cash bonus for fiscal 1995 which was the maximum target under the incentive bonus plan. In awarding the bonus, the Committee considered Mr. Black's performance in relation to the criteria under the incentive bonus plan. In setting the bonus target, the Committee considered survey data provided by the Committee's compensation consultant. With the bonus, Mr. Black's total cash compensation was somewhat above the survey median. Without the bonus, his cash compensation would have been substantially below the median.

The Committee also awarded Mr. Black options to acquire 23,000 shares of Common Stock, with an exercise price equal to the market price on the date the options were granted, and a bonus of 5,000 restricted shares. The options become exercisable and the restricted shares vest ratably over the next three years subject to Mr. Black's continuing employment with the Company. With the options and restricted shares, Mr. Black's total direct compensation equaled approximately the 75th percentile of the survey data provided by Towers Perrin. In determining the number of options and restricted shares awarded Mr. Black, the Committee based its decision on Mr. Black's performance.

Discussion of Corporate Tax Deduction for Compensation in Excess of $1 Million a Year

Internal Revenue Code Section 162(m), enacted in 1993, precludes a public corporation from taking a deduction in 1994 and in subsequent years for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid executive officers. Certain performance-ased compensation, however, is specifically exempt from the deduction limit.

As a general matter, the Company does not anticipate that the compensation (including bonuses) paid to any of these executive officers in any year in the foreseeable future will approach $1 million. However, there is the possibility that, if the Company's stock price appreciates substantially, a stock option exercise by an executive officer could cause the threshold to be exceeded. Accordingly, in 1994 the Board recommended and the shareholders approved, the amendments to the Company's Stock Incentive Plan designed to conform to the requirements of Section 162(m) so that compensation expenses in connection with the exercise of stock options and the vesting of certain performance-based restricted share awards will be excluded from the deduction limit.

The Committee will continue to monitor this matter and will take further appropriate action if it is warranted in the future.

This report is submitted by the Compensation Committee of the Board of Directors.

George R. Kempton
James A. Mezera
Thomas C. Wajnert
Charles O. Wood, III

September 6, 1995


The following tables and narrative set forth compensation information for the Company's Chief Executive Officer and its four most highly compensated executive officers (the "named executive officers") as of the end of the 1995 fiscal year.

Summary Compensation Table
                                                                            Long Term
                                Long Term                                 Compensation
                           Annual Compensation                               Awards
Name and                                          Other           Restricted         All
Principal                                         Annual          Stock              Other
Position                Year  Salary    Bonus(1)  Compensation(2) Awards(3)  Options Compensation(4)
L. David Black          1995  $253,008  $177,106                  $94,438    31,800       $8,312
Chairman of the Board,  1994   250,016   120,750                             46,000       13,806
President and Chief     1993   206,400    80,000                             50,000       11,948
Executive Officer

Charles H. Diller, Jr.  1995   165,000    99,000                   36,104     9,600       12,249
Executive Vice          1994   150,000    75,000                             21,600       12,557
President and Chief     1993   135,508    55,000                             40,000        8,245
Financial Officer

Michael Swartz          1995   133,608    66,804                   24,369     4,600       16,233
Senior Vice             1994   126,000    50,000                             14,400       10,556
President-Marketing     1993   120,508    30,000                             20,000        9,570

Lawrence J. Weber       1995   133,008    66,504                   24,256     3,200        9,685
Vice President and      1994   124,008    46,500                             12,000        7,263
General Manager-        1993   120,024    15,000                             10,800        6,280
Materials-Handling
Division

Raymond F. Treml        1995   122,016    61,008                   22,276     4,200       12,358
Senior Vice             1994   115,008    42,996                             13,200       13,292
President-              1993   110,500    38,000                             20,000        9,388
Manufacturing

(1) Reflects bonuses earned during the fiscal year, but paid during the following fiscal year.

(2)	  Excludes the value of perquisites and other personal benefits.  The incremental cost to the Company of providing such perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of annual salary and bonus for any of the named executive officers.

(3) The restricted shares were awarded September 6, 1995 with respect to the year ended July 31, 1995. The number and value of the aggregate holdings at that date were 14,212 and $531,174, respectively. Awards vest equally over three years.

(4)	  For fiscal 1995, includes payments pursuant to the Company's Supplemental
Medical Care Reimbursement Plan for its executive officers to reimburse medical expenses incurred by the named officers or their dependents and not paid by other employee benefit plans (Mr. Black $1,295; Mr. Diller $2,646;
Mr. Swartz $4,197; Mr. Weber $515; and Mr. Treml $1,361), and contributions to the Company's two discretionary, defined contribution retirement plans
(Mr. Black $7,017; Mr. Diller $6,987; Mr. Swartz $8,628; Mr. Weber $8,552; and
Mr. Treml $6,929).

Stock Options/SAR Grants in Last Fiscal Year

                                                                             Potential Realizable
                                                                             Value at Assumed Annual
                                                                             Rates of Stock
                                                                             Price Appreciation
                                 Individual Grants                           for Option Term(3)
                                 % of Total
                                 Options
                        Options/ Granted to
                        SAR's    Employess  Exercise or
                        Granted  in Fiscal  Base Price       Expiration
Name                    (1)      Year       Per Share        Date(2)            5%        10%
L. David Black          31,800    34%          $16.93        July 25, 2005   $400,321  $956,435
Charles H. Diller, Jr.   9,600    10            16.93        July 25, 2005    120,852   288,735
Michael Swartz           4,600     5            16.93        July 25, 2005     57,908   138,352
Lawrence J. Weber        3,200     3            16.93        July 25, 2005     40,284    96,245
Raymond F. Treml         4,200     5            16.93        July 25, 2005     52,873   126,322

(1)	   Consists solely of options to purchase shares of Capital Stock.

(2)	   Options become exercisable in equal amounts over a three year period beginning July 26, 1996. To the extent not already exercisable, the options generally become exercisable upon a change in control. A change in control means either (i) any person or group becomes the beneficial owner of 25% or more of the voting power of the Company's stock; or (ii) the election within a twelve-month period of three or more directors whose election is not approved by the majority of the Board of Directors; or (iii) the incumbent directors cease to be a majority of the Board of Directors.

(3) The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation in the market price of the Common Stock over the terms of the options. The potential realizable value to all shareholders using the specified 5% and 10% rates of appreciation would be $179,702,473 and $429,339,781, respectively. The Company's use of these hypothetical appreciation rates specified by the Securities and Exchange Commission should not be construed as an endorsement of the accuracy of this method of valuing options. The value realized by the holders of the options will depend upon the actual performance of the Capital Stock over the term of the options.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

                                                                               Value of Unexercised
                                                   Number of Unexercised          In-the-Money
                                                        Options                      Options
                    Shares         Acquired        At Fiscal Year End(1)        At Fiscal Year End(2)
Name                on Exercise Value Realized   Exercisable   Unexercisable  Exercisable  Unexercisable
L.David Black            30,000     $367,450       35,332         122,468      $437,818     $1,208,514
Charles H. Diller, Jr.   15,000      246,275       15,200          48,000       185,068        499,560
Michael Swartz           11,600      143,086       16,800          14,200       221,712         94,898
Lawrence J. Weber                                   8,400          17,600       104,334        177,076
Raymond F. Treml          4,000       38,120       20,400          25,000       281,226        263,970

(1)  	The Company does not have any outstanding stock appreciation rights.

(2)  	Value is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on July 31, 1995, multiplied by the number of shares underlying the option.

Compensation Pursuant to Plans

The Company maintains a supplemental executive retirement plan, which is a nonqualified defined benefit plan for all officers that provides for payments during the 10-year period following retirement or in other specified circumstances, including a change in control of the Company or a change in the officer's responsibilities following a change in control, at an annual rate of one-third of the average of their annual compensation for the five fiscal years with the Company in which such compensation was the highest. The plan provides for 20% vesting per year after three years of service, with full vesting after seven years of service, and also provides for the reimbursement of certain medical expenses incurred by the officers and their dependents during the period in which benefits are paid under the plan. Based on their compensation through the end of the Company's 1995 fiscal year, the named executive officers would be entitled to annual payments under the plan as follows: Mr. Black, $42,366; Mr. Diller, $67,267; Mr. Swartz, $43,386; Mr. Weber, $20,648; and Mr.
 Treml, $49,047.

In early fiscal 1996, the Company intends to replace the existing supplemental executive retirement plan with a new non-qualified defined benefit plan that provides for payments, following retirement or in other specified circumstances, equal to the average of the officer's compensation, being base salary plus cash bonus, for the two calendar years in which it is the highest, multiplied by 65% for Mr. Black, 60% for Mr. Diller and 55% for Messrs. Swartz and Treml; offset, however, by the actuarial equivalent of benefits provided to the officer in conjunction with the Company's contribution to other employer sponsored retirement plans, the actuarial equivalent of retirement benefits provided by previous employers of the officer; and 50% of the officer's social security benefit. The retirement benefit is payable in the form of a ten year certain life annuity, with options for a joint and survivor annuity and a lump sum payout. The officer may elect to receive a reduced retirement benefit in the case of early retirement. The plan provides for 25% vesting per year after two years of service, with full vesting after five years of service. The plan also provides a separate retiree medical benefit to the officers, together with their spouse and eligible dependents. The Company also intends to introduce an executive severance plan which will provide a severance benefit of three times base salary plus cash bonus for Mr. Black and two times base salary plus cash bonus for Messrs. Diller, Swartz and Treml, with base salary and cash bonus being the amounts paid the officer for the final twelve calendar months of employment. The severance benefit is payable in the form of a lump sum upon involuntary termination of employment by the Company, unless the termination is for one of the specified reasons which includes disloyalty and conviction of a felony. The severance benefit is also payable upon certain terminations in connection with a change of control, No severance benefit is payable if the officer is entitled to a retirement benefit under the supplemental executive retirement plan, except with a change of control. Because of the planned divestiture of the Company's Material Handling
Division, Mr. Weber will not participate in the new plans.


Performance Graph

The following graph compares the cumulative return on the Company's Common Stock over the past five years with the cumulative total return on shares of companies comprising the NASDAQ Market index and a peer industry group consisting of companies manufacturing machinery for use in the construction, material handling, farm and mining industries. Both indices are prepared by Media General Financial Services and contain only those companies that were public as of July 31, 1995 and have been public for the timeframe of the performance graph. Cumulative total return is measured assuming an initial investment of $100 on July 31, 1990 and the reinvestment of all dividends paid.


	COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
	AMONG JLG INDUSTRIES, INC., THE NASDAQ MARKET INDEX
	AND A PEER INDUSTRY GROUP

Company                  1990     1991     1992     1993     1994     1995
JLG Industries, Inc.     100      48.07    38.78    61.45   143.64   294.13
Industry Index           100      83.04    74.60   112.05   141.62   172.62
Broad Market             100     100.40   102.87   127.77   139.43   170.86


CERTAIN TRANSACTIONS

The Company has a stock redemption agreement with Mr. Shockey under which the Company is obligated to purchase shares of the Company's Common Stock from his estate, and the estate is obligated to sell such shares to the Company. The purchase price of the shares will be determined, in accordance with the agreement, by national market quotations or prices over the twenty trading days preceding death, or by independent appraisal if such market quotations or prices are not available. The number of shares to be purchased by the Company from his estate will be the lesser of (A) 35% of the shares owned by Mr. Shockey at his death, or (B) that number of shares as has a purchase price equal to the greater of (i) $500,000 or (ii) the net proceeds (after reduction for any outstanding policy loans) collected by the Company from any policy or policies of life insurance maintained by the Company on the life of Mr. Shockey. In order to fund its obligation under the stock redemption agreement, the Company currently maintains life insurance policies on Mr. Shockey's life in the amount of $851,917. For fiscal 1995, the premium cost was $20,594, net of the increase in cash surrender value of the policies. Proceeds under the policies are payable to the Company. Dividends on the policies may be used by the Company either to purchase additional insurance or to reduce premium expense. The Company is not obligated to maintain these life insurance policies.


SELECTION OF INDEPENDENT AUDITORS

The accounting firm of Ernst & Young LLP served as the Company's independent auditors throughout fiscal year 1995 and the Board of Directors, on the recommendation of the Audit Committee, has selected the firm as the Company's independent auditors for fiscal 1996. The Board of Directors recommends ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year 1996. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to respond to appropriate questions. If the selection is not ratified, the Board of Directors will reconsider its action.


PROPOSAL TO AMEND ARTICLES OF INCORPORATION
TO INCREASE AUTHORIZED CAPITAL STOCK

Background

On February 23, 1995, the Board of Directors declared a two-for-one stock split on the Company's capital stock par value $.20 per share (the "Capital Stock") which was effected in the form of a 100 percent stock dividend. As a result, the number of outstanding shares of Capital Stock increased to in excess of seven million. Then, on September 7, 1995, the Board of Directors declared another two-for-one stock split, again effected in the form of a 100 percent stock dividend. To provide sufficient authorized shares to effectuate the stock split, the Board of Directors unanimously approved a resolution to amend
Section 5 of the Company's Articles of Incorporation (the "Articles") to increase the number of authorized shares of Capital Stock from ten million (10,000,000) shares to seventeen million eighty thousand five hundred and fifty-two (17,080,552) shares. This amendment, referred to herein as the "Prior Amendment", was adopted in accordance with Section 1914(c) of the Pennsylvania Business Corporation Law ("BCL") which permits the Board of Directors, without shareholder approval, to amend the Articles to authorize additional shares to the extent necessary to accomplish a stock split by means of a stock dividend.

After giving effect to the second stock split, the Company has fourteen million two hundred seventy-five thousand eight hundred and eighteen (14,275,818) shares of Capital Stock issued and outstanding. In addition, two million seven hundred thirteen thousand one hundred and thirty-four (2,713,134) shares of Capital Stock are reserved for issuance collectively under the Company's Stock Incentive Plan and Directors' Stock Option Plan (the "Compensation Plans") with respect to outstanding options or options or other awards that may be granted in the future. Thus, the Company currently has no authorized but unissued shares of Capital Stock that are not reserved for issuance.

Discussion of Proposed Amendment of Articles

Accordingly, on September 7, 1995, the Board of Directors, by unanimous vote, also adopted resolutions approving and recommending that the shareholders adopt an additional amendment to the Articles to increase the Company's authorized Capital Stock to thirty-five million (35,000,000) shares.

Reasons for Proposed Amendment

The proposed increase in authorized shares would partially restore the capacity of the Board of Directors that existed prior to the recent stock splits to authorize the issuance of additional shares without shareholder approval.
The Board of Directors believes that having capacity to issue shares will provide the Company greater flexibility for future growth and provide the opportunity for enhanced marketability of the Company's shares. The additional authorized shares would be available for equity-based acquisitions, public or private offerings of shares or securities convertible into shares, employee benefit plans, and other proper corporate purposes that might be proposed. In light of the present limitations of the BCL, the additional authorized shares also would permit the Board of Directors to declare future limited stock splits or stock dividends without unduly diminishing the Company's capacity to issue shares for other proper purposes. Legislation has been introduced in the Pennsylvania Legislature to amend the BCL in a manner that would permit the Board of Directors, in connection with a stock split or stock dividend and without shareholder approval, to amend the Articles and increase the Company's authorized shares in proportion to the stock split or stock dividend. There can be no assurance that this proposed legislation will be enacted.

Although the Company does not have any present plans to issue additional shares, apart from shares to be issued from time to time pursuant to the Compensation Plans, the current lack of authorized but unissued shares will impede the Company's ability to evaluate or seek to consummate business combinations or other transactions which might enhance shareholder value. If additional shares are available, transactions dependent upon the issuance of shares would be less likely to be undermined by delays and uncertainties occasioned by the need to obtain shareholder authorization prior to the consummation of such transactions. The capacity to issue shares in these and other appropriate circumstances also would permit the Company in the future to avoid the expenses associated with holding special shareholders' meetings.

Effects of Proposed Amendment

If the proposed amendment is adopted, the newly authorized shares would be unreserved and available for issuance, and no further shareholder authorization would be required before the issuance of the shares by the Company unless such issuances relate to a merger, consolidation or other transaction which under the BCL or otherwise requires shareholder approval. All ofthe additional shares resulting from the increase in the Company's authorized Capital Stock would be of the same class, with the same dividend, voting and liquidation rights, as the shares of Capital Stock presently outstanding. The Capital Stock is the only class of shares authorized by the Articles; no class of preferred stock is presently authorized. Shareholders have no preemptive rights to acquire shares issued by the Company under the Articles, and shareholders would not acquire any such rights with respect to the additional shares under the proposed amendment to the Articles.
Under some circumstances, the issuance of additional shares of Capital Stock could dilute the voting rights, equity and earnings per share of existing shareholders.

The additional authorized but unissued shares could be used by the Board of Directors to make a change in control of the Company more difficult. Under certain circumstances, if determined by the Board of Directors to be in the best interests of the Company, these shares could be used to create voting impediments or frustrate persons seeking to effect a takeover or otherwise gain control of the Company.

The Company already is subject to provisions of the BCL that impose certain restrictions and procedures that deter, or affect the ability of a person or entity to initiate or complete, an unsolicited acquisition of control of the Company. Among other things, the BCL (i) negates the voting power of "control shares" (i.e., with certain exceptions, shares acquired by a person or group with the intent of, or within 180 days of, acquiring voting power for the first time over at least 20 percent of the Company's voting shares) until voting power is restored at a shareholders' meeting by a favorable vote of a majority of all shares and a majority of all "disinterested shares" (i.e., generally shares not owned by the acquiring person or group or the Company's executive officers), (ii) requires persons who publicly announce an intention to acquire control of the Company to disgorge to the Company any profits obtained from the disposition, within 18 months following the announcement, of Company shares acquired within two years prior to the announcement or 18 months following the announcement, (iii) specifies certain severance benefits payable to eligible employees that may be terminated within 24 months following a change in control, and (iv) requires generally any person who acquires at least 20 percent of the Company's voting shares (a "Controlling Person") to pay all shareholders, upon demand, fair value for their shares which value shall not be less than the highest price per share paid by the Controlling Person within the 90-day period ending on the date the Controlling Person first becomes a Controlling Person.

In addition, the Company's bylaws establish procedures that regulate the timing and manner in which shareholders may propose director nominees and the Articles do not provide for cumulative voting. Without cumulative voting, in order to be ensured of representation on the Board, a shareholder must control the votes of a majority of the shares present and voting at a shareholders' meeting at which a quorum is present. The lack of cumulative voting requires an entity seeking a takeover to acquire a substantially greater number of shares to ensure representation on the Board than would be necessary were cumulative voting available.

The proposed increase in authorized shares is not the result of the Board's knowledge of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. Although there may be future circumstances in which the Board may determine it to be in the best interests of the Company to oppose efforts by another party to acquire a controlling interest in the Company, the Company has no present intention of issuing shares for any such purpose.

Resolutions to be Considered and Text of Proposed Amendment

The formal resolutions to be considered by the shareholders for approval are as follows:

	RESOLVED, that the Prior Amendment is hereby ratified and approved; and

	FURTHER RESOLVED, that Article 5 of the Company's Articles of Incorporation is hereby amended and restated in its entirety as follows:

		5.	The aggregate number of shares which the corporation is authorized to issue is Thirty Five Million (35,000,000) shares $.20 par value capital stock with a total par value of $7,000,000.

	FURTHER RESOLVED, that the appropriate officers of the Company shall be and each is authorized and directed to take all such further actions as shall be necessary and appropriate to effectuate the foregoing resolutions, including but not limited to, making such filings on behalf of the Company as shall be required to make the proposed amendment to the Company's Articles of
 Incorporation effective with the Commonwealth of Pennsylvania.

Vote Required

The affirmative vote of the holders of a majority of the shares cast by all shareholders entitled to vote at the Annual Meeting is required to approve the proposed resolutions, including the amendment to the Company's Articles.
For the purpose of counting votes on this proposal, abstentions effectively will constitute a "no" vote. Shares held in a "street name" by a broker or nominee trust that are not voted due to the absence of discretionary authority of the holder to vote such shares ("broker nonvotes") will not be counted as shares entitled to vote.

Recommendation of the Board of Directors

The Board of Directors believes that the proposed amendment to the Articles is in the best interests of the Company. Accordingly, the Board of Directors recommends a vote FOR the proposal.


VOTING INSTRUCTIONS

The matters set forth in the Notice of Annual Meeting will be voted upon in the order in which they are listed in the Notice. The proxy form accompanying this Proxy Statement provides boxes by means of which shareholders executing the proxy forms may vote for or withhold a vote on the election of all or any of Board of Director's nominees for election as directors. Proxies will be voted in accordance with such direction or, if no such direction is indicated, will be voted in favor of the election of each of the nominees. Each of the nominees has consented to serve as director and the Board of Directors has no reason to believe that any of the nominees will not be available to serve if elected. Should any of the nominees cease to be available for election before the Annual meeting, the proxy will, unless authority to vote has been withheld by the person giving the proxy, be voted for a substitute nominee designated by the Board of Directors. Duly executed proxies will be voted as directed on the other questions specified on the proxy and, in the absence of such direction, will be voted for each proposal.


SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 1996 Annual Meeting must be received in writing by the Company before June 16, 1996, in order to be considered for inclusion in the Company's proxy materials relating to that meeting.


OTHER BUSINESS

The Board of Directors of the Company knows of no other matters that may come before the Annual Meeting. As to any other business that may properly come before the meeting, proxies will be voted in accordance with the best judgment of the persons voting such proxies.

                                      BY ORDER OF THE BOARD OF DIRECTORS




Dated October 11, 1995                Paul K. Shockey, Secretary



JLG INDUSTRIES, INC.
1 JLG DRIVE
MCCONNELLSBURG, PA 17233-9533

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, and does hereby appoint L. David Black, Charles H. Diller, Jr. and Paul K. Shockey, and each of them, or such person or persons as they or any of them may substitute and appoint as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of JLG Industries, Inc. Common Stock which the undersigned would be entitled to vote if personally present at the Annual meeting of Shareholders of JLG Industries, Inc. to be held on Monday, November 20, 1995 at 4:30 p.m., and at all adjournments of such meeting.

THE PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, PROXIES WILL BE VOTED FOR ALL THE PROPOSALS.

The Board of Directors unanimously recommends a vote FOR its nominees and proposals 2, 3 and 4.

1. ELECTION OF DIRECTORS

  FOR all nominees listed (except as marked to the contrary)

  WITHHOLD AUTHORITY to vote for nominees listed

Nominees: L.D. Black; C.H. Diller,Jr.; G.R. Kempton, J.A. Mezera; G. Palmer;
S. Rabinowitz;  T.C. Wajnert, and C.O. Wood, III.

Instructions: To withhold authority to vote for any nominee, write that nominee's name on the space provided below.


2. Ratify the appointment of Ernst & Young LLP as independent auditors for the ensuing year.

    FOR            AGAINST           ABSTAIN

3. Ratification and approval of amendments to the Articles of Incorporation to increase authorized capital stock par value $.20 to 35,000,000 shares.

    FOR            AGAINST           ABSTAIN

4. In their discretion, upon any other business that may properly come before the meeting or any adjournment thereof.



Please sign exactly as your name appears at left. When shares are held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If as a corporation, please sign in corporate name by president or other authorized officer. If as a partnership, please sign in partnership name by authorized person.

Dated:                                   , 1995




                               PLEASE VOTE, DATE, SIGN AND RETURN THE PROXY
Signature                      CARD PROMPTLY USING THE ENCLOSED ENVELOPE.




Annual Meeting
of
JLG Industries, Inc. Shareholders

Monday, November 20, 1995
4:30 p.m.
JLG Industries, Inc.
JLG Drive
McConnellsburg, PA 17233-9533